Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
February 20, 2014		212-460-4111

CON EDISON REPORTS 2013 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2013 net income for common stock of $1,062 million or $3.62 a share compared with $1,138 million or $3.88 a share in 2012. Earnings from ongoing operations, which exclude the effects of its lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $1,112 million or $3.80 a share in 2013 compared with $1,098 million or $3.75 a share in 2012.

For the fourth quarter of 2013, net income for common stock was $234 million or $0.80 a share compared with $207 million or $0.71 a share in the fourth quarter of 2012. Earnings from ongoing operations for the fourth quarter of 2013, which exclude the net mark-to-market effects of the CEBs, were $202 million or $0.69 a share compared with $203 million or $0.69 a share in the fourth quarter of 2012.

“We are entering 2014 with new rate plans that provide stability for customers, while allowing us to maintain our commitment to system enhancements that will protect New Yorkers from the next major storm,” said John McAvoy, president and CEO of Consolidated Edison, Inc. “We will continue to enhance our communications with customers, including the mobile and electronic platforms that many prefer. We also will maintain our commitment to the environment with our business operations, promoting renewable resources, oil-to-gas conversions, and new energy efficiency solutions for homes and businesses.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2013 and 2012.

	Three Months Ended				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2013	2012	2013	2012	2013	2012	2013	2012

Reported earnings per share and net income for common stock– GAAP basis (basic)	$0.80	$0.71	$234	$207	$3.62	$3.88	$1,062	$1,138

Add: LILO transactions (a)	—	—	—	—	0.32	—	95	—

Less: Net mark-to-market effects of the CEBs (b)	0.11	0.02	32	4	0.14	0.13	45	40

Ongoing operations	$0.69	$0.69	$202	$203	$3.80	$3.75	$1,112	$1,098

(a)	In 2013, a court disallowed tax losses claimed by Con Edison relating to Con Edison Development’s LILO transactions and the company subsequently terminated the transactions, resulting in a charge to earnings of $95 million (after taxes of $63 million).
(b)	After taxes of $21 million and $2 million for the three months ended December 31, 2013 and 2012 and $30 million and $29 million for the years ended December 31, 2013 and 2012, respectively.

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CON EDISON REPORTS 2013 EARNINGS	page 2

The company expects its earnings from ongoing operations for the year 2014 to be in the range of $3.65 to $3.85 per share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the CEBs. The forecast reflects capital investments of $2,608 million, substantially all of which will be spent at the company’s regulated utilities. The company expects to meet its 2014 capital requirements, including for maturing securities, through internally-generated funds and the issuance of between $1,500 million and $2,000 million of long-term debt. The company does not expect to need to issue common equity in 2014.

The results of operations for the three months and year ended December 31, 2013, as compared to the 2012 periods, reflect changes in the rate plans and other regulatory matters of Con Edison’s utility subsidiaries, the weather impact on steam revenues, decreases in certain operations and maintenance expenses, increases in depreciation and amortization reflecting the impact of higher utility plant balances, and the net mark-to-market effects of the CEBs.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2013 periods compared to the 2012 periods, resulting from these and other major factors:

	Three Months Ended Variation 2013 vs. 2012		Year Ended Variation 2013 vs. 2012
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)

Rate plans and other regulatory matters	$(0.19)	$(57)	$(0.07)	$(21)
Weather impact on steam revenues	0.01	3	0.10	30
Operations and maintenance expenses	0.19	55	0.11	32
Depreciation and amortization	(0.02)	(6)	(0.11)	(31)
Other	0.01	4	(0.01)	(4)

Total CECONY	—	(1)	0.02	6

Orange and Rockland Utilities, Inc. (O&R) (a)	—	—	—	1

CEBs (b)	0.07	21	(0.34)	(99)

Other, including parent company expenses (c)	0.02	7	0.06	16

Total variation	$0.09	$27	$(0.26)	$(76)

(a)	Under the revenue decoupling mechanisms in CECONY’s and O&R’s New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	The variation for the year ended December 31, 2013, as compared to the 2012 period, includes an after-tax charge in 2013 of $95 million or $0.32 a share relating to the LILO transactions and a tax benefit in 2013 of $15 million or $0.05 a share resulting from the acceptance by the Internal Revenue Service of the company’s claim for manufacturing tax deductions. The variations for the three months and year ended December 31, 2013, as compared to the 2012 periods, also include increases in after-tax net mark-to-market gains of $28 million or $0.09 a share and $5 million or $0.01 a share, respectively.
(c)	Variations for the three months and year ended December 31 reflect certain income tax benefits and related interest in the 2013 periods for Con Edison (parent company), $7 million or $0.02 a share and $16 million or $0.06 a share, respectively.

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CON EDISON REPORTS 2013 EARNINGS	page 3

The Company’s 2013 Annual Report on Form 10-K is being filed with the Securities and Exchange Commission. Consolidated income statements for 2013 and 2012 are attached to this press release. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Sales & Revenue Reports” under “Financial Reports”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $41 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,957	$2,003	$8,756	$8,765
Gas	488	458	1,821	1,618
Steam	161	181	683	596
Non-utility	262	259	1,094	1,209

TOTAL OPERATING REVENUES	2,868	2,901	12,354	12,188

OPERATING EXPENSES
Purchased power	677	676	3,099	3,116
Fuel	60	97	320	310
Gas purchased for resale	192	147	635	461
Other operations and maintenance	737	817	3,137	3,182
Depreciation and amortization	261	246	1,024	955
Taxes, other than income taxes	464	465	1,895	1,825

TOTAL OPERATING EXPENSES	2,391	2,448	10,110	9,849

OPERATING INCOME	477	453	2,244	2,339

OTHER INCOME (DEDUCTIONS)
Investment and other income	5	4	24	18
Allowance for equity funds used during construction	2	1	4	4
Other deductions	(2)	(3)	(15)	(16)

TOTAL OTHER INCOME (DEDUCTIONS)	5	2	13	6

INTEREST EXPENSE
Interest on long-term debt	145	145	578	586
Other interest	—	4	143	20
Allowance for borrowed funds used during construction	(1)	(1)	(2)	(2)

NET INTEREST EXPENSE	144	148	719	604

INCOME BEFORE INCOME TAX EXPENSE	338	307	1,538	1,741
INCOME TAX EXPENSE	104	100	476	600

NET INCOME	234	207	1,062	1,141
Preferred stock dividend requirements of subsidiary	—	—	—	(3)

NET INCOME FOR COMMON STOCK	$234	$207	$1,062	$1,138

Net income for common stock per common share - basic	$0.80	$0.71	$3.62	$3.88

Net income for common stock per common share - diluted	$0.79	$0.70	$3.61	$3.86

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	292.9	292.9	292.9	292.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	294.4	294.5	294.4	294.5